UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

U.S. Silica Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CHARLES SHAVER	U.S. Silica Holdings, Inc.
Chairman of the Board	8490 Progress Drive
Suite 300
BRYAN A. SHINN	Frederick, Maryland 21701
President and Chief Executive Officer

March 27, 2014

Dear Shareholder:

You are invited to attend our annual meeting of shareholders to be held on Thursday, May 8, 2014 at 9:00 a.m., Eastern Daylight Time, in the Gallatin Conference Room at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036. Enclosed is our 2013 Annual Report for your review.

The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the items of business to be considered at the meeting. Please consider the items presented and vote your shares as promptly as possible.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote your shares by proxy via Internet, telephone or mail to ensure that your vote is counted. If you hold your shares through an account with a broker, bank or other nominee, please follow the instructions you receive from that nominee to vote your shares.

Thank you for your continued support of U.S. Silica.

Sincerely,

Charles Shaver	Bryan A. Shinn
Chairman of the Board	President and Chief Executive Officer

U.S. Silica Holdings, Inc.

8490 Progress Drive, Suite 300

Frederick, MD 21701

Notice of Annual Meeting of Shareholders

To the Holders of Common Stock of

U.S. Silica Holdings, Inc.:

Our annual meeting of shareholders will be held on Thursday, May 8, 2014 at 9:00 a.m. Eastern Daylight Time, in the Gallatin Conference Room at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036. At the meeting, shareholders will act on the following matters:

1.	Election of director nominees named in the attached Proxy Statement

2.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2014

3.	Advisory vote to approve the compensation of our named executive officers as disclosed in the attached Proxy Statement

4.	Advisory vote on the frequency of the advisory vote to approve the compensation of our named executive officers, and

5.	Transaction of any other business that properly comes before the meeting, or any adjournment thereof.

The Board of Directors (the “Board”) recommends a vote “FOR” each of the director nominees, ratification of the independent registered public accounting firm and approval of the compensation of our named executive officers. The Board of Directors recommends a vote to hold an advisory vote to approve the compensation of our named executive officers every “1 YEAR.”

We discuss the above business matters in more detail in the attached Proxy Statement.

Only holders of record of our common stock at the close of business on March 14, 2014 will be entitled to vote. If you plan to attend the annual meeting, please note the admission procedures set forth in the attached Proxy Statement.

Christine C. Marshall

General Counsel and Corporate Secretary

March 27, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 8, 2014:

The Proxy Statement and 2013 Annual Report are available at www.proxyvote.com

U.S. Silica Holdings, Inc. Proxy Statement

QUESTIONS & ANSWERS ON VOTING PROCEDURES

Who is entitled to vote at the annual meeting, and how many votes do they have?

Holders of record of our common stock who owned shares as of the close of business on March 14, 2014 (the “Record Date”) may vote at the meeting. Each share is entitled to one vote. There were 53,622,726 shares of common stock outstanding on the Record Date.

When were the enclosed solicitation materials first given to shareholders?

The enclosed Annual Report and proxy card, together with the Notice of Annual Meeting and Proxy Statement, were first sent to shareholders on or about March 27, 2014.

Who can attend the annual meeting?

All shareholders as of the Record Date may attend the annual meeting. Please check the box on your proxy card if you plan to attend the annual meeting.

You will need an admission ticket or proof of ownership of our common stock to enter the annual meeting. If you hold shares directly in your name as a shareholder of record, the portion of your proxy card that you keep and do not submit when you vote is your admission ticket. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it with you to the meeting.

If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name.” Please note that if you hold your shares in “street name,” you will need to bring proof of your ownership of our common stock as of the Record Date, such as a copy of a bank or brokerage statement, and check in at the registration desk at the meeting.

Please note that you also may be asked to present valid picture identification, such as a driver’s license or passport.

Because seating is limited, admission to the meeting will be on a first-come, first-served basis. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the meeting.

What is a quorum of shareholders?

A quorum is the presence at the annual meeting, in person or by proxy, of holders of a majority of the shares of our common stock entitled to vote, including abstentions and broker non-votes (see below). Because there were 53,622,726 shares of our common stock outstanding on the Record Date, the presence of holders of 26,811,364 shares is a quorum. We must have a quorum to conduct the meeting.

What is a proxy?

A proxy is another person that you authorize to vote on your behalf. We ask shareholders to instruct the proxy how to vote so that all common shares may be voted at the annual meeting even if the holders do not attend the meeting.

How many votes does it take to pass each matter?

If a quorum is present at the meeting, we need:

•	a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote to elect each director nominee,

•	the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm,

•	the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote to approve the compensation of our named executive officers.

Although the advisory vote on the compensation of our named executive officers is non-binding, the Board will review the results of the vote and will take them into account in making a determination concerning the compensation of our named executive officers.

The frequency of the advisory vote to approve compensation of our named executive officers receiving the greatest number of votes cast (every 1, 2 or 3 years) will be considered the frequency recommended by shareholders.

How are abstentions and broker non-votes treated?

An abstention occurs when a shareholder affirmatively chooses not to vote on a proposal. A broker non-vote occurs when a broker, bank, or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on a matter. See “If my shares are held in “street name” by my broker, will my broker vote my shares for me?” below. Abstentions and broker non-votes count for purposes of determining the presence of a quorum. For purposes of the proposals on the election of directors and the frequency of votes on the compensation of our named executive officers, abstentions and broker non-votes will not have any effect on the results of the votes. For purposes of the proposals on the ratification of Grant Thornton LLP as our independent registered public accounting firm and the compensation of our named executive officers, abstentions will have the same effect as a vote against the proposal and broker non-votes will not have any effect on the results of the votes.

How do I vote if I am a shareholder of record?

You must be present, or represented by proxy, at the annual meeting in order to vote your shares. Since many of our shareholders are unable to attend the meeting in person, you may vote your shares in the following ways:

By Internet	To access your online proxy card, please visit the website listed on the enclosed proxy card and follow the on-screen instructions. You will need the control number included on your proxy card. If you vote by Internet, you do not need to mail your proxy card.

By Telephone	To vote your shares by proxy by telephone, please call the phone number listed on the enclosed proxy card and follow the instructions. You will need the control number included on your proxy card. If you vote by telephone, you do not need to mail your proxy card.

By Mail	To vote your shares by mail, please follow the instructions on the enclosed proxy card. If you vote your shares by mail, please sign and date your proxy card and mail it in the pre-addressed, postage-paid envelope. If you do not sign your proxy card, your votes cannot be counted.

In Person	To ensure your shares are represented, we ask that you vote your proxy by telephone, Internet or mail, even if you plan to attend the meeting. Please check the box on your proxy card if you plan to attend the annual meeting.

If you plan to attend the annual meeting in person and need directions to the meeting site, please contact Investor Relations (phone: 301-682-0304).

If my shares are held in “street name” by my broker, bank or other nominee, will my broker vote my shares for me?

If your shares are held by a broker, bank or other nominee, you will receive from that nominee a full meeting package including a voting instructions form to vote your shares. Your broker, bank or other nominee may permit you to provide voting instructions by telephone or by the Internet. Such nominees have the authority under New York Stock Exchange rules to vote their clients’ unvoted shares on certain routine matters. The matter covered by Proposal No. 2 (ratification of independent registered public accounting firm) is considered a routine matter under the rules of the New York Stock Exchange. Therefore, if you do not vote on this proposal, your broker, bank or other nominee may choose to vote for you or leave your shares unvoted on that proposal.

New York Stock Exchange rules, however, do not permit brokerage firms to vote their clients’ unvoted shares in the election of directors (Proposal No. 1), the advisory vote to approve the compensation of our named executive officers (Proposal No. 3), or the advisory vote on the frequency of the advisory vote to approve the compensation of our named executive officers (Proposal No. 4). Therefore, if you do not vote on Proposal Nos. 1, 3 or 4, your shares will remain unvoted on those proposals.

How will my proxy vote my shares?

If you properly vote your shares by proxy by Internet or telephone, or sign and return your proxy card or voting instructions form, your shares will be voted as you direct. If you sign and return your proxy card or voting instructions form but do not specify how you want your shares voted, then your shares will be voted “FOR” the election of each director nominee, “FOR” the ratification of the appointment of our independent registered public accounting firm, “FOR” the approval of the compensation of our named executive officers, and for holding an advisory vote on the compensation of our named executive officers every “1 YEAR.” Also, you will give your proxies authority to vote, using their discretion, on any other business that properly comes before the meeting, including adjourning the meeting.

Can I vote by proxy even if I plan to attend the annual meeting?

Yes. If you vote by proxy and decide to attend the annual meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Why might I receive more than one proxy card? Should I vote on each proxy card I receive?

First, you may have various accounts with us that are registered differently, perhaps in different names or with different social security or federal tax identification numbers. Second, you may also own shares indirectly through your broker. Your broker will send you a voting instructions form for these shares. You should vote on each proxy card or voting instructions form you receive in accordance with the instructions set forth in those documents.

Can I receive future proxy materials electronically?

Yes, to receive future proxy materials via the Internet please visit our transfer agent, Broadridge Corporate Issuer Solutions, Inc., at www.proxyvote.com and follow the instructions to consent to the electronic delivery of materials. If you hold your shares in “street name,” please check the information provided by your broker, bank or other nominee concerning the availability of this service.

How do I change my vote or revoke my proxy?

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the annual meeting by:

•	notifying Christine C. Marshall, Corporate Secretary, in writing at 8490 Progress Drive, Suite 300, Frederick, MD 21701 that you are changing your vote;

•	providing subsequent Internet or telephone voting instructions;

•	completing and sending in another proxy card with a later date; or

•	attending the annual meeting and voting in person.

If you hold your shares through a broker, bank or other nominee, you should contact your broker, bank or other nominee for instructions on how to change your vote or revoke your proxy.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

U.S. Silica, on behalf of the Board, through its directors, officers and employees, is soliciting proxies. Proxies may be solicited in person, or by mail, Internet, telephone or facsimile. We pay the cost of soliciting proxies.

MATTERS YOU ARE VOTING ON

Proposal No. 1: Election of Directors

The six current members of the Board have been nominated by the Board for election as a director at the 2014 annual meeting to serve until the 2015 annual meeting of shareholders and until his successor is elected and qualified. Each of the nominated directors has agreed to serve if elected. However, if for some reason one of them is unable to serve or for good cause will not serve, your proxy will vote for the election of another person nominated by Board, unless the Board reduces the number of directors. Biographical information, including a discussion of specific experience, qualifications, attributes and skills, for each of the nominees and other information about them is presented beginning on page 6. The Board recommends a vote “FOR” each director nominee.

Proposal No. 2: Ratification of Grant Thornton LLP as Independent Registered Public Accounting Firm for 2014

This proposal is to ratify our appointment of Grant Thornton LLP as our independent registered public accounting firm for 2014. See Proposal No. 2 on page 41. The Board recommends a vote “FOR” this proposal.

Proposal No. 3: Advisory Vote on Compensation of Named Executive Officers

This proposal is to approve the compensation of our named executive officers as disclosed in this Proxy Statement. See Proposal No. 3 on page 42. The Board of Directors recommends a vote “FOR” this proposal.

Proposal No. 4: Advisory Vote on Frequency of Advisory Vote on Compensation of Named Executive Officers

This proposal is to vote on the frequency of the advisory vote to approve the compensation of our named executive officers. See Proposal No. 4 on page 43. The Board of Directors recommends a vote for every “1 YEAR” for this proposal.

Other Business Matters

The Board is not aware of any other business for the annual meeting. However:

•	if any of the persons nominated to serve as a director is unable to serve or for good cause will not serve and the Board designates a substitute nominee, or

•	if any matters concerning the conduct of the meeting are properly presented for action,

then shareholders present at the meeting may vote on such items. If you are represented by proxy, your proxy will vote your shares using his or her discretion.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Vote Required; Recommendation of the Board of Directors

Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES.

DIRECTOR NOMINEES

The Board believes that each director nominee possesses the experience, qualifications, attributes and skills, as described in detail in Nominations for Director, to enable such director nominee to make significant contributions to the Board, U.S. Silica and its shareholders. In addition, the information presented below sets forth each nominee’s specific experience, qualifications, attributes and skills that the Board considered in concluding that the nominee should serve as a director.

Directors

Daniel Avramovich, age 62, has served as a member of the Board since March 2014. Mr. Avramovich has served as the Chairman of the Board and Chief Executive Officer of Pacer International, Inc. since December 2009. He joined Pacer in June 2008 as President of Retail Intermodal Services and was promoted to President and Chief Operating Officer in May 2009. Prior to joining Pacer, Mr. Avramovich served as Executive Vice President, Sales & Marketing of Kansas City Southern, a rail carrier, from May 2006 to May 2008 and as President, Network Services Americas for Exel plc, the worldwide supply chain solutions and freight forwarding company, from 2003 to 2006. From 2000 to 2003, he served as President, Exel Direct for Exel plc. Mr. Avramovich serves on the Board as a result of his position as CEO of the Company. As a result of these and other professional experiences, Mr. Avramovich brings extensive experience in the transportation and logistics industry, including important contacts and relationships with key transportation and logistics providers and customers, significant senior leadership, sales and marketing, industry and technical experience, and a global perspective.

Peter Bernard, age 52, has served as a member of the Board since May 2012. Mr. Bernard has been the Chairman of Zeitecs, a specialized artificial lift technology company, since October 2010. In addition, he has served as Chairman of Tendeka, a global completions solutions company headquartered in the United Kingdom, since January 2011, and has been a managing member and owner of Pinion Energy Consulting, LLC, since July 2009. Mr. Bernard served in various roles of increasing responsibility and seniority at Halliburton Company until his retirement in December 2008, including as a member of the Executive Committee from 2007 until December 2008 and as Senior Vice President of Business Development and Marketing from 2006 to April 2008. Additionally, Mr. Bernard served as Vice President and Global Account Executive for Royal Dutch Shell from 2003 to 2004 and President and CEO of Landmark Graphics from 2004 to 2006. Mr. Bernard received his B.S. degree in Petroleum Engineering from the University of Louisiana at Lafayette. As a result of these and other professional experiences, Mr. Bernard brings extensive breadth, depth and expertise in the oil and natural gas services sector of the energy industry that strengthens the Board’s collective qualifications, skills and experience.

William J. Kacal, age 65, has served as a member of the Board since January 2012. Mr. Kacal currently serves as a director of Integrity Bancshares, Inc., located in Houston, Texas, and its wholly-owned subsidiary, Integrity Bank SSB (“Integrity Bank”), the National Association of Corporate Directors - Texas Tri-Cities Chapter and Goodwill Industries of Houston (“Goodwill Houston”). Mr. Kacal serves on the Audit Committee of Integrity Bank, and previously served as the Chairman of the Audit Committee of Boy Scouts of

America – Sam Houston Area Council, Goodwill Industries International and Goodwill Houston. Mr. Kacal has over 40 years of accounting and management experience with Deloitte & Touche LLP (“Deloitte”), most recently serving as a partner from 1981 until his retirement in May 2011, and prior to that serving as a member of the audit staff from 1970 to 1981. Mr. Kacal also served as a member of the board of directors of Deloitte from 2004 to May 2011 and as a member of the executive committee from 2004 to 2008. During his time with Deloitte, Mr. Kacal worked extensively with companies in the oil and natural gas industry. Mr. Kacal earned a B.B.A. in Accounting from Texas A&M University and is a licensed Certified Public Accountant in Texas. As a result of these and other professional experiences, Mr. Kacal possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience.

Charles Shaver, age 55, has served as a member of the Board since July 2011 and is currently our Chairman of the Board. Mr. Shaver has served as the Chairman and Chief Executive Officer of Axalta Coating Systems, LLC, a privately-held company, since February 2013. Mr. Shaver also has served as a member of the board of directors of Taminco Inc., a publicly-held producer of alkylamines and alkylamine derivatives, since January 2012. Prior to joining Axalta Coating Systems, Mr. Shaver was an Operating Partner of Golden Gate Capital from April 2011 until December 2012. Prior to joining Golden Gate Capital, Mr. Shaver served as the Chief Executive Officer and President of the TPC Group Inc. from 2004 to April 2011, as a Vice President and General Manager for Gentek, Inc. from 2001 to 2004 and as a Vice President and General Manager for Arch Chemicals, Inc. from 2001 to 2004. Mr. Shaver began his career with The Dow Chemical Company, where he held a series of operational and business positions from 1980 to 1996. Mr. Shaver earned a B.S. in chemical engineering from Texas A&M University. As a result of these and other professional experiences, Mr. Shaver possesses particular knowledge and experience in all aspects of corporate functions and company operations that strengthen the Board’s collective qualifications, skills and experience.

Bryan A. Shinn, age 52, has served as our President since March 2011 and as our Chief Executive Officer and a member of the Board since January 10, 2012. Prior to assuming this position, Mr. Shinn was our Senior Vice President of Sales and Marketing from October 2009 to February 2011. Before joining us, Mr. Shinn was employed by the E. I. du Pont de Nemours and Company from 1983 to September 2009, where he held a variety of key leadership roles in operations, sales, marketing and business management, including Global Business Director and Global Sales Director. Mr. Shinn earned a B.S. in Mechanical Engineering from the University of Delaware. As a result of these and other professional experiences, Mr. Shinn possesses particular knowledge and experience in operations, sales, marketing, management and corporate strategy that strengthen the Board’s collective qualifications, skills and experience.

J. Michael Stice, age 54, joined our Board of Directors in October 2013. He has served as Chief Executive Officer of Access Midstream Partners, L.P. (formerly known as Chesapeake Midstream Partners, L.L.C.), a midstream natural gas services provider, since September 2009. Mr. Stice was also Senior Vice President —Natural Gas Projects of Chesapeake Energy Corporation and President and Chief Operating Officer of Chesapeake’s primary midstream subsidiaries from November 2008 through December 2012. Prior to joining Chesapeake, Mr. Stice spent 27 years with ConocoPhillips and its predecessor companies, where he most recently served as President of ConocoPhillips Qatar, responsible for the development, management and construction of natural gas liquefaction and regasification (LNG) projects. While at ConocoPhillips, he also served as Vice President of Global Gas LNG, as President of Gas and Power and as President of Energy Solutions in addition to other roles in ConocoPhillips’ midstream business units. Mr. Stice received a Bachelor of Science degree in Chemical Engineering from the University of Oklahoma in 1981, a Master of Science degree in Business from Stanford University in 1995 and a Doctorate of Education degree from George Washington University in 2009. As a result of these professional experiences, Mr. Stice brings extensive breadth, depth and expertise in the oil and natural gas services sector of the energy industry.

Family Relationships

There are no family relationships between any of our executive officers or directors.

DETERMINATION OF INDEPENDENCE

The Board assesses the independence of its members under the New York Stock Exchange (“NYSE”) listing standards. For a director to be considered independent, the Board must affirmatively determine that such director has no material relationship with us. When assessing the materiality of a director’s relationship with us, the Board considers the issue from both the standpoint of the director and from that of persons and organizations with whom or with which the director has an affiliation. The Board reviews the standards adopted by the NYSE to assist it in determining if a director is independent. A director shall be deemed to have a material relationship with us and shall not be deemed to be an independent director if:

•	the director is or has been our employee or an employee of any of our affiliated entities at any time since January 1, 2011, or an immediate family member of the director is or has been an executive officer of us or any of our affiliated entities at any time since January 1, 2011; provided that employment of a director as our interim chairman of the Board or chief executive officer or other executive officer shall not disqualify such director from being considered independent following termination of that employment;

•	the director or an immediate family member is a current partner of a firm that is our internal or external auditor;

•	the director is a current employee of a firm that is our internal or external auditor;

•	the director has an immediate family member who is a current employee of a firm that is our internal or external auditor and personally works on our audit;

•	the director or an immediate family member was at any time since January 1, 2011 (but is no longer) a partner or employee of a firm that is our internal or external auditor and personally worked on our audit within that time;

•	the director or an immediate family member, is, or has been at any time since January 1, 2011, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•	the director is a current executive officer or employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from (other than contributions to tax exempt organizations), us for property or services in an amount which, in any of the other company’s last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues; or

•	the director has received, or has an immediate family member who has received, during any twelve-month period since January 1, 2011, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service); provided, however, that (i) compensation received by a director for former service as an interim chairman or chief executive officer or other executive officer need not be considered and (ii) compensation received by an immediate family member for service as our employee (other than an executive officer) need not be considered.

The Board has determined that each of Messrs. Avramovich, Bernard, Kacal, Shaver and Stice, a majority of the members of our current Board, has no material relationship with us and is independent under NYSE listing standards. With respect to Mr. Shaver, the Board considered the following relationships with Golden Gate Capital, which it determined were immaterial and did not impair Mr. Shaver’s independence:

•	Mr. Shaver provided consulting services to Golden Gate Capital until 2012 on matters unrelated to U.S. Silica; and

•	Mr. Shaver holds passive, non-controlling limited partner interests in certain Golden Gate Capital funds.

Golden Gate Capital ceased to be a shareholder of U.S. Silica during 2013. There were no transactions, employment or other relationships, voting or other agreements or any other arrangements in the last three years that the Board had to consider with respect to the independence determinations for Messrs. Avramovich, Bernard, Kacal and Stice.

Mr. Shinn, who is our President and Chief Executive Officer, is not independent. None of the other individuals who served as a director during 2013, Rajeev Amara, Prescott Ashe and Brian Slobodow, was independent. Messrs. Amara and Ashe are managing directors of Golden Gate Capital. We entered into a number of material transactions with Golden Gate Capital and its affiliates while Messrs. Amara and Ashe served on our Board, as described in Transactions with Related Persons. Mr. Slobodow was an executive officer of U.S. Silica from March 2011 to October 2012.

CORPORATE GOVERNANCE

Board Composition

Our Board consists of six members. The affirmative vote of our Board is required to change the size of our Board or to fill any vacancies. The term of office for each director is until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur. Shareholders elect directors each year at our annual meeting.

The Board met eleven times in 2013. Directors are expected to attend all or substantially all meetings of the Board and meetings of committees on which they serve, and each of the directors nominated for reelection attended at least 90% of the meetings of the Board and of any committees on which the director served in 2013.

The Board has adopted a policy which encourages each director to attend the annual meeting of shareholders. All of the seven directors in office as of the date of the 2013 annual meeting of shareholders attended the meeting.

Committees of the Board of Directors

The Board has the committees set forth below. Each of the committees of the Board has adopted a charter, copies of which we maintain on our website, www.ussilica.com, along with a copy of our Corporate Governance Guidelines. Shareholders may also request a free copy of these documents from: U.S. Silica Holdings, Inc., Attn.: Investor Relations, 8490 Progress Drive, Suite 300, Frederick, Maryland 21701 (phone: 301-682-0304).

Executive Committee: This committee may exercise all of the powers of the Board, except that it may not amend the bylaws or approve or adopt, or recommend to shareholders, any action expressly required by the Delaware General Corporation Law to be submitted to shareholders for approval. The committee did not meet in 2013. Mr. Shaver is the Chairman, and Mr. Shinn is a member.

Audit Committee: This committee is responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	evaluating the independence of our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the U.S. Securities and Exchange Commission (SEC);

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	overseeing our internal audit function;

•	overseeing our ethics and compliance function including establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters;

•	reviewing and approving related person transactions; and

•	overseeing our enterprise risk management program.

The Audit Committee met five times in 2013. Mr. Kacal is the Chairman, and Messrs. Avramovich, Bernard and Shaver are members. The Audit Committee is composed entirely of independent directors as prescribed by the NYSE listing standards, SEC requirements and other applicable laws, rules and regulations. Mr. Kacal is an “audit committee financial expert” as that term is defined in the applicable rules of the SEC, and Messrs. Avramovich, Bernard and Shaver are “financially literate” as that term is defined in the listing standards of the NYSE.

Compensation and Governance Committee: This committee is responsible for, among other matters:

•	reviewing key employee compensation goals, policies, plans and programs;

•	reviewing and providing recommendations to the Board regarding the compensation of our directors, chief executive officer and other executive officers;

•	reviewing and approving employment agreements and other similar arrangements between us and our executive officers;

•	overseeing benefits programs and policies;

•	administration of stock plans and other incentive compensation plans;

•	appointing, compensating, retaining, evaluating, terminating and overseeing executive and director compensation advisers and assessing whether the work of such advisers creates conflicts of interest;

•	approving and periodically reviewing stock ownership guidelines and clawback policies;

•	reviewing and discussing with management the disclosure relating to executive compensation to be included in filings with the SEC;

•	reviewing and making recommendation to the Board with respect to proposals to be submitted for shareholder advisory votes relating to the compensation of U.S. Silica’s named executive officers and the frequency of the vote on such compensation;

•	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•	overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently;

•	identifying best practices and recommending corporate governance principles;

•	developing and recommending to the Board a set of Corporate Governance Guidelines and principles applicable to us;

•	overseeing management succession planning; and

•	overseeing annual evaluations of the Board and its committees.

The Compensation and Governance Committee met eight times in 2013. Mr. Shaver is the Chairman, and Messrs. Bernard, Kacal and Stice are members. The Compensation and Governance Committee is composed entirely of independent directors as prescribed by the NYSE listing standards, SEC requirements and other applicable laws, rules and regulations. Information on the roles of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation is provided under Compensation Discussion and Analysis and Director Compensation below.

Codes of Conduct

We expect our directors, officers and employees to act ethically at all times and acknowledge their adherence to the policies comprising our Codes of Conduct. Copies of the Code of Conduct for our Board of Directors and Code of Conduct and Ethics for our employees (including the chief executive officer, chief financial officer and corporate controller) can be found on our website. Any amendments or waivers to the Code of Conduct and Ethics applicable to the chief executive officer, chief financial officer and corporate controller can also be found in the “Investor Relations” section of our website. Shareholders may also request a free copy of these documents from: U.S. Silica Holdings, Inc., Attn.: Investor Relations, 8490 Progress Drive, Suite 300, Frederick, Maryland 21701 (phone: 301-682-0304).

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between the members of our Compensation and Governance Committee and the board of directors or compensation committee of any other company.

Role of Board of Directors in Risk Oversight

The Board, through the Audit Committee, is responsible for risk oversight of our activities. The Audit Committee periodically discusses with management our policies governing the process by which risk assessment and risk management is undertaken and our major risk exposures and the steps management has taken to monitor and control such exposures. In addition, the Compensation and Governance Committee reviews the risks arising from U.S. Silica’s compensation policies and practices to determine whether those risks are reasonably likely to have a material adverse effect on U.S. Silica. The Board believes that our current Board leadership structure, as discussed below, takes into account the Board’s role in risk management oversight including the appropriate delegation of risk management oversight responsibilities to the various committees of the Board.

Leadership Structure of Board of Directors

With respect to the roles of Chairman of the Board (the “Chairman”) and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process. Currently the roles are separated, with Mr. Shaver serving as independent Chairman. The Board believes that this structure best serves the interests of shareholders because it allows our Chief Executive Officer to focus primarily on our business strategy and operations and most effectively leverages the experience of the Chairman. It also enhances the Board’s independent oversight of our senior management team and enables better communications and relations between the Board, the Chief Executive Officer and other senior management. In that regard, our independent Chairman presides over the executive sessions of the non-management and independent directors of the Board. Our Corporate Governance Guidelines provide the flexibility for our board to modify our leadership structure in the future as appropriate. We believe that we, like many U.S. companies, are well served by this flexible leadership structure.

NOMINATIONS FOR DIRECTOR

The Board seeks nominees with a broad diversity of experience, professions, viewpoints, skills and backgrounds that will enable them to make a significant contribution to the Board, U.S. Silica and U.S. Silica’s shareholders. The Board believes that the backgrounds and qualifications of the current director nominees, considered as a group, provide a broad diversity of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. We discuss each nominee’s specific experience, qualifications, attributes and skills in Director Nominees.

The Compensation and Governance Committee annually reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the slate of director candidates to be nominated for election at the next annual meeting of shareholders. This review considers the following criteria, which are set forth in our Corporate Governance Guidelines, a copy of which is maintained on our website, www.ussilica.com:

•	independence;

•	diversity, age, skills and experience;

•	ability to represent all shareholders without a conflict of interest;

•	ability to work in and promote a productive environment;

•	whether the candidate has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director;

•	whether the candidate has demonstrated the high level of character and integrity expected by us;

•	whether the candidate possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company; and

•	ability to apply sound and independent business judgment.

As set forth in the charter of the Compensation and Governance Committee, if a shareholder were to recommend a director candidate, the Compensation and Governance Committee would consider such candidate using the same process and criteria used for candidates recommended by management or the Board. From time to time, the Compensation and Governance Committee may retain third party search firms to assist the Board in identifying and evaluating potential nominees to serve on the Board.

COMMUNICATIONS WITH BOARD OF DIRECTORS

The Board has adopted a policy whereby any communications from our shareholders or other interested parties to the Board shall be directed to our Corporate Secretary, who will forward all such communications to Mr. Shaver as the Board’s designated director. Mr. Shaver will determine whether any of such communications should be forwarded to other members of the Board. Any communication addressed to a particular director, the Chairman of a particular Board committee or the non-employee directors as a group will be forwarded directly to those individuals.

Communications that do not directly relate to the directors’ duties and responsibilities will be excluded from distribution. Such excluded items may include “spam,” advertisements, mass mailings, form letters and e-mail campaigns that involve unduly large numbers of similar communications, solicitations for goods, services, employment or contributions, surveys and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will be screened for omission. Any omitted or deleted communications will be made available to any director upon request.

Any shareholder or other interested party who wishes to communicate with the Board may submit such communication in writing to the Corporate Secretary, U.S. Silica Holdings, Inc., 8490 Progress Drive, Suite 300, Frederick, Maryland 21701.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Golden Gate Capital

Until December 11, 2013 GGC Holdings, an affiliate of Golden Gate Capital, beneficially owned more than five percent of our voting securities.

Director Designation Agreement

GGC Holdings had the right to nominate designees to the Board under a director designation agreement entered into in January 2012. This agreement terminated when GGC Holdings ceased to hold at least 10% of our outstanding common stock in November 2013.

Registration Rights Agreement

GGC Holdings had the right to request a long-form registration on not more than four occasions and a short-form registration on an unlimited number of occasions under a registration rights agreement entered into in January 2012. This agreement terminated following the sale of the remaining shares of our common stock held by GGC Holdings in December 2013.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. We have also entered into an indemnification priority agreement with Golden Gate Capital to clarify the priority of advancement of expenses and indemnification obligations among us, our subsidiaries and any of our directors that had been appointed by Golden Gate Capital or its affiliates and other related matters.

There is no pending litigation or proceeding naming any of our directors or officers in which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Policies for Approval of Related Person Transactions

We have adopted a written policy with respect to related party transactions. Under our related person transaction policy, a “Related Person Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving $120,000 or less when aggregated with all similar transactions. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our Related Person Transaction policy, any Related Person Transaction must be approved or ratified by a majority of the disinterested directors on the Board or a designated committee thereof consisting solely of disinterested directors. In approving any Related Person Transaction, the Board or the committee must determine that the transaction is on terms no less favorable to us in the aggregate than those generally available to an unaffiliated third party under similar circumstances.

Transactions with Related Persons, though not classified as Related Person Transactions by our policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Other than compensation agreements and other arrangements which are described under Executive and Director Compensation and the transactions described above, since January 1, 2013, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board in its oversight of our responsibility relating to: (i) the integrity of our financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our internal auditors and independent registered public accounting firm. The Audit Committee operates pursuant to a charter, a current copy of which is available on our website at www.ussilica.com. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters they deem appropriate.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with management and the independent registered public accounting firm management’s assessment of, and the independent registered public accounting firm’s audit of, the effectiveness of our internal control over financial reporting. The Audit Committee relies without independent verification on the information provided to us and on the representations made by management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, as currently in effect, and has considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the reports and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

William J. Kacal, Chairman

Peter Bernard

Charles Shaver

February 21, 2014

STOCK OWNERSHIP

The following table sets forth information as of the Record Date regarding the beneficial ownership of our common stock:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of the Record Date are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding when computing the percentage ownership of any other person. Percentages of beneficial ownership in the table below are based on 53,622,726 shares of common stock outstanding. Except as disclosed in the footnotes to the following table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Unless otherwise indicated in the following table or footnotes, the address for each beneficial owner is c/o U.S. Silica Holdings, Inc., 8490 Progress Drive, Suite 300, Frederick, Maryland 21701.

Name	Shares Beneficially Owned (#)(1)	Percent Stock Outstanding (%)
Morgan Stanley(2)	4,030,358	7.50
Lazard Asset Management LLC(3)	3,547,272	6.64
The Vanguard Group(4)	2,980,741	5.57

Named Executive Officers and Directors:
Daniel Avramovich	—	*
Peter Bernard	9,474	*
William J. Kacal	39,242	*
Donald A. Merril	3,578	*
Charles Shaver(5)	—	*
Bryan A. Shinn(5)	20,772	*
J. Michael Stice	1,906	*
Jason L. Tedrow	31,295	*
Don D. Weinheimer	18,584	*
Michael L. Winkler	77,111	*
All Current Directors and Executive Officers as a Group (15 persons)	255,950	*

(1)	Includes the following shares that may be acquired upon exercise of stock options that are exercisable on or within 60 days after the Record Date: Mr. Bernard, 1,667 shares; Mr. Kacal, 7,500 shares; Mr. Merril, 2,838 shares; Mr. Tedrow, 15,662 shares; Mr. Weinheimer, 17,500 shares; Mr. Winkler, 64,235 shares and all current directors and executive officers as a group, 134,845 shares.
(2)	According to Schedule 13G filed February 10, 2014, the aggregate number of shares owned beneficially by Morgan Stanley, including through its affiliate, Morgan Stanley Smith Barney LLC, is 4,030,358, with sole voting power as to 3,431,145 shares, shared voting power as to 352,044 shares, and shared dispositive power as to 4,030,358 shares. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036.

(3)	According to Schedule 13G/A filed February 14, 2014, the aggregate number of shares owned beneficially by Lazard Asset Management LLC is 3,542,272, with sole voting power as to 1,482,033 shares and sole dispositive power as to 3,547,272 shares. The address for Lazard Asset Management LLC is 30 Rockefeller Plaza, New York, New York 10112.
(4)	According to Schedule 13G filed February 12, 2014, the aggregate number of shares owned beneficially by The Vanguard Group is 2,980,741, with sole voting power as to 46,315 shares, sole dispositive power as to 2,938,126 shares, and shared dispositive power as to 42,615 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	During 2013, GGC USS Holdings, LLC (“GGC Holdings”) divested its ownership interest in U.S. Silica. Interests in GGC Holdings were held directly or indirectly by a private investor group. This group included Messrs. Shaver and Shinn, whose interests in GGC Holdings were granted prior to U.S. Silica’s initial public offering and were intended to permit them to share in any increase in the value of U.S. Silica and to focus their efforts on U.S. Silica’s long-term results. In connection with GGC Holdings’ divestiture of its U.S. Silica shares in 2013, Messrs. Shaver and Shinn received cash distributions from GGC Holdings relating to their beneficial ownership interests in GGC Holdings. Messrs. Shaver and Shinn no longer have any beneficial ownership interest in GGC Holdings.
*	Represents beneficial ownership of less than one percent (1%) of our common stock.

In March 2014, each non-employee director received restricted stock units as set forth in the table below as part of his annual director compensation. The restricted stock units vest in March 2015.

Name	Number of Restricted Stock Units
Daniel Avramovich	2,787
Peter Bernard	2,873
William J. Kacal	3,512
Charles Shaver	4,948
J. Michael Stice	2,873

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

In this compensation discussion and analysis, we explain our general compensation philosophy for the executives named in the Summary Compensation Table, our named executive officers, as well as provide an overview and analysis of the different material elements of compensation that we provide our named executive officers. We have organized our discussion and analysis as follows:

•	First, we provide a summary of our 2013 performance.

•	Second, we discuss our compensation objectives, philosophy and practices.

•	Then, we discuss our use of compensation consultants and our approach to benchmarking the compensation for each of the named executive officers.

•	Finally, we describe each material element of compensation that we pay to our named executive officers, how we selected the various elements and amounts of compensation, and how decisions we make about one element of compensation fit into our overall compensation program and affect decisions regarding other elements of compensation.

Named Executive Officers

Our named executive officers for 2013 are as follows:

Name	Title
Bryan A. Shinn	President and Chief Executive Officer
Donald A. Merril	Vice President and Chief Financial Officer
Jason L. Tedrow	Vice President of Supply Chain
Don D. Weinheimer	Vice President and General Manager, Oil & Gas
Michael L. Winkler	Vice President and Chief Operating Officer

U.S. Silica 2013 Performance

In 2013:

•	Revenue, adjusted EBITDA, total assets and total volume sold increased as compared to 2012 as follows:

•	Total shareholder return (assuming reinvestment of dividends) was 104% as compared to 34% for the Russell 3000 Index and 33% for the S&P 600 Oil & Gas Equipment and Services Index.

•	Adjusted EBITDA of $160.7 million was below the guidance we had provided to investors of $165 million to $175 million. Adjusted EBITDA is a non-GAAP measure and we discuss our use of Adjusted EBITDA below in Performance-Based Cash Incentives and in How We Evaluate Our Business in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2013 Annual Report on Form 10-K.

•	Our raw frac sand plant in Sparta, Wisconsin and our resin-coated sand facility in Rochelle, Illinois became fully operational.

•	We expanded our supply chain network, including completing constructions of our unit-train receiving transload facility in San Antonio, Texas, and now have in basin storage capacity at 33 transloads located near all of the major shale basins in the United States.

•	We began development on a new mine and processing facility in Utica, Illinois, which we expect to become fully operational by the end of the second quarter of 2014.

•	We improved our financial strength and flexibility by refinancing our senior secured credit facility.

Executive Compensation Objectives and Philosophy

The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business, (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives, and (3) to align the interests of the executive officers and our shareholders through short-and long-term incentive compensation programs. For our named executive officers, these short- and long-term incentives are designed to accomplish these objectives by providing a significant financial correlation between our financial results and their total compensation.

In 2013, as reflected in the charts below, a significant portion of the compensation of our Chief Executive Officer consisted of cash and equity incentive compensation contingent upon the achievement of financial performance, business unit and/or individual performance goals. Performance-based compensation aligns the interests of our Chief Executive Officer and other named executive officers with the interests of our shareholders because the amount of compensation ultimately received will vary with our company’s financial performance. Additionally, equity compensation derives its value from our equity value, which is likely to fluctuate based on our financial performance.

2013 CEO Compensation

(1)	Consists of base salary paid in 2013 (as reported in the Salary column of the 2013 Summary Compensation Table), 2013 annual incentive award paid in March 2014 (as reported in the Non-Equity Incentive Plan Compensation column of the 2013 Summary Compensation Table), long-term incentive award granted in May 2013 (as reported in the Stock Awards column of the 2013 Summary Compensation Table) and other compensation (as reported in the All Other Compensation column of the 2013 Summary Compensation Table).
(2)	Variable compensation consists of the 2013 annual incentive award and the long-term incentive award granted in May 2013. Fixed compensation consists of base salary and other compensation.

We seek to apply a consistent philosophy to compensation for all executive officers. Our compensation philosophy is based on the following core principles:

To Pay for Performance

Individuals in leadership roles are compensated based on a combination of total company, business unit and individual performance factors. Total company performance is evaluated in part based on the degree to which pre-established financial objectives are met. Business unit and individual performance are evaluated based upon several individualized objectives. The Chief Executive Officer assessment process is managed by the Chairman of the Board with input from all Board members. The Chairman solicits input from the Board via a Chief Executive Officer review form which captures the key objectives for the year. Each Board member is invited to provide feedback on the Chief Executive Officer’s performance. The Chairman gathers this feedback and synthesizes it into a clear, balanced view of actual results as compared to the objectives. With guidance from the compensation consultant, the Chairman provides a pay recommendation to the Compensation and Governance Committee consistent with the feedback he has received from the Board.

The other management team members, including our named executive officers, provide objectives to the Board at the beginning of the year. The Chief Executive Officer assesses each management team member against those objectives and reports back to the Compensation and Governance Committee at mid-year and at the beginning of the following year. With guidance from the compensation consultant, the Chief Executive Officer provides pay recommendations for the management team members to the Compensation and Governance Committee consistent with his assessment of the executives’ performance.

The objectives and results for 2013 for our named executive officers are discussed in more detail below in Material Elements of Compensation.

To Pay Competitively

We are committed to providing a total compensation program designed to retain our high-caliber performers and attract superior leaders to our company. To achieve this goal, we compare our pay practices and overall pay levels with oil and gas, industrial and mineral organizations as discussed below in Use of Compensation Consultants and Benchmarking.

To Pay Equitably

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, the Compensation and Governance Committee considers depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

Executive Compensation Practices

In addition to establishing a pay-for-performance culture, U.S. Silica has instituted the following executive compensation practices:

•	The Compensation and Governance Committee has adopted a claw back policy that applies to all executive officers with respect to short-term and long-term performance-based incentive compensation as more fully described in Claw Back Policy below.

•	Stock ownership requirements for U.S. Silica’s executive officers create alignment with shareholder interests and require a significant ownership level as described in Stock Ownership Requirements below.

•	Perquisites provided to executives are reviewed annually by the Compensation and Governance Committee.

•	U.S. Silica does not provide tax gross-ups on perquisites received by our executive officers, except for tax gross-up on relocation benefits, which is provided to all employees.

•	U.S. Silica’s insider trading policy prohibits all employees, including the named executive officers, from using company stock in any hedging activities. Employees may not pledge company stock as collateral or hold it in a margin account without obtaining approval from the General Counsel or Chief Compliance Officer.

•	The Compensation and Governance Committee retains its own independent compensation consultant.

Use of Compensation Consultants and Benchmarking

Overview

U.S. Silica administers compensation changes for all employees, including our named executive officers, on an annual basis. Each February, after performance results for the prior year are finalized, incentive payouts for the prior performance period are determined and base salary changes, annual incentive grants and long-term incentive grants are approved by the Compensation and Governance Committee. This administration schedule permits compensation decisions to be made within a reasonable time after finalizing U.S. Silica’s financial and operational results, so that an assessment of business and individual contributions to corporate performance can provide alignment of pay with performance. This schedule also facilitates the establishment of performance metrics that are consistent with U.S. Silica’s business plan objectives communicated to shareholders at the beginning of the year.

Use of Compensation Consultants

Our Compensation and Governance Committee retains a compensation consultant to assist the Committee in determining both the mix of compensation that we make available to our named executive officers and the amount of each element, taking into account the general goals of our compensation program. The compensation consultant also provides research and market data to the Compensation and Governance Committee and generally advises the Compensation and Governance Committee on matters relating to its executive compensation decision making. A representative of the compensation consultant generally attends meetings of the Compensation and Governance Committee at which executive compensation matters are discussed and also communicates directly with the Compensation and Governance Committee Chair.

The Compensation and Governance Committee had retained Aon Hewitt in 2012 to provide executive compensation services for 2013 in addition to other services that were unrelated to executive compensation, including human resource consulting and actuarial services. These other services have historically been provided to us by Aon Hewitt. In March 2013, the Compensation and Governance Committee retained Exequity LLP to replace Aon Hewitt as the executive compensation consultant to the Compensation and Governance Committee. Exequity LLP exclusively provides executive compensation consulting services to the Compensation and Governance Committee and no other consulting services to us.

Aon Hewitt’s fees for the additional services totaled approximately $60,600 over the period in 2013 during which Aon Hewitt also provided executive compensation services. Aon Hewitt earned approximately $2,550 for the executive compensation services it provided to the Compensation and Governance Committee in 2013. The Compensation and Governance Committee reviewed and approved these fees. The Compensation and Governance Committee does not believe that the performance of these other services created a conflict of interest. We had separate relationships with each of the service teams providing these non-executive compensation services, and relationships with the different service teams were overseen by different management employees. The compensation consultant’s service team that advised the Compensation and Governance Committee on executive compensation matters did not receive any compensation based on any other work that Aon Hewitt performed for us, and the compensation service team did not perform any other services on our behalf. As noted above, in March 2013, Exequity LLP replaced Aon Hewitt as the executive compensation consultant to the Compensation and Governance Committee.

Benchmarking

With assistance from Aon Hewitt, our Compensation and Governance Committee established the following peer group in 2012 (the “2012 proxy peer group”) to benchmark the components of the total direct compensation of our named executive officers:

AMCOL International Corporation	Eagle Materials, Inc.	PDC Energy Inc.
CARBO Ceramics Inc.	EPL Oil & Gas Inc.	Raven Industries, Inc.
Clayton Williams Energy, Inc.	Geokinetics Inc.	Resolute Energy Corporation
Colfax Corporation	Global Geophysical Services, Inc.	United States Lime & Minerals, Inc.
Compass Minerals International, Inc.	Intrepid Potash, Inc.
Comstock Resources, Inc.	Martin Marietta Materials, Inc.

These companies represented companies that were of similar size to U.S. Silica in terms of revenues and market capitalization and operated in the same industries as U.S. Silica, namely oil and gas and minerals. The Compensation and Governance Committee also reviewed a broad group of 35 companies in a proprietary database of executive compensation practices administered by Aon Hewitt (the “2012 survey peer group”). The Compensation and Governance Committee did not examine the identity of the companies whose pay practices were reflected in the proprietary database, nor did it receive information with respect to pay practices at any individual company. The 2012 proxy peer group and 2012 survey peer group also were used in 2013 in establishing compensation programs.

Aon Hewitt provided market compensation data using the above-referenced peer group established by the Compensation and Governance Committee. Where strong correlation of data was present, Aon Hewitt size-adjusted benchmark data using a regression analysis consistent with standard practice to reflect the pay levels the peer group companies were expected to pay if they were U.S. Silica’s revenue size. Aon Hewitt then analyzed the benchmark data and provided advice and insight to the Committee regarding competitive pay levels for the named executive officers. The Compensation and Governance Committee reviewed the benchmark data for the Chief Executive Officer, and the Committee and the Chief Executive Officer reviewed the benchmark data for the other named executive officers, at the 25th, 50th and 75th percentiles as a reference for determining the 2013 base salary and annual cash incentive award for U.S. Silica’s named executive officers. The Compensation and Governance Committee also referenced this benchmark data in establishing target grant date fair values for the 2013 long-term incentive awards described below.

It is the Compensation and Governance Committee’s intent to provide target total compensation opportunities for U.S. Silica executives that are generally comparable to median target total compensation opportunities among relevant peer executives—and are calibrated such that actual total compensation realized would (a) exceed peer median pay opportunities in the event that U.S. Silica and individual performance is strong, and (b) be below median pay opportunities in the event that U.S. Silica and individual performance is not strong.

Material Elements of Compensation

The elements of our compensation program in 2013 were:

•	base salary;

•	performance-based cash incentives;

•	equity-based incentives; and

•	certain additional executive benefits and perquisites.

The board of directors will seek to set each of these elements of compensation at the same time to enable the board of directors to simultaneously consider all of the significant elements and their impact on total compensation and the extent to which the determinations made will reflect the principles of our compensation philosophy and related guidelines with respect to allocation of compensation among certain of these elements and total compensation. We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our executive compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

Base Salary

We provide a base salary to our executive officers to compensate them for their services during the year and to provide them with a stable source of income. The base salaries for our named executive officers in 2013 were established at the beginning of 2013 by our Compensation and Governance Committee, based in large part on the salaries established for persons holding similar positions with similar companies and by the Committee’s review of other factors, including:

•	the individual’s performance, results, qualifications and tenure;

•	the job’s responsibilities, pay mix (base salary, annual cash incentives and other executive benefits) and similar companies’ compensation practices; and

•	our ability to replace the individual.

The annual base salaries in effect for each of our named executive officers as of December 31, 2013 were as follows:

Name	Annual Salary ($)
Bryan A. Shinn	500,000
Donald A. Merril	345,000
Jason L. Tedrow	235,000
Don D. Weinheimer	335,000
Michael L. Winkler	270,000

In the future, we expect that salaries for executive officers will continue to be reviewed and benchmarked against the relevant peer group annually, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require.

Performance-Based Cash Incentives

We pay performance-based cash incentives in order to align the compensation of our employees, including our named executive officers, with our short-term operational and performance goals and to provide near-term rewards for employees to meet these goals. Our short-term, performance-based cash incentive plan for executives provides for incentive payments for each fiscal year. For 2013, these incentive payments were based on the attainment of pre-established objective financial goals, business unit performance objectives and individual personal performance objectives. The following table shows each named executive officer’s performance-based cash incentive minimum, target and maximum payouts as a percentage of base salary for 2013 as of December 31, 2013, which were established by the Committee in March 2013.

	Percentage of Base Salary
Name	Minimum Payout	Target Payout	Maximum Payout
Bryan A. Shinn	0%	100%	200%
Donald A. Merril	0%	45%	90%
Jason L. Tedrow	0%	45%	90%
Don D. Weinheimer	0%	45%	90%
Michael L. Winkler	0%	50%	100%

The financial goal for 2013 was achievement of an Adjusted EBITDA target, as further adjusted to eliminate the effects of (i) extraordinary, unusual or non-recurring items, (ii) changes in applicable laws, regulations or accounting principles, (iii) reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution or other similar corporate transactions, (iv) payouts of 2013 performance-based cash incentives, and (v) such other items as may be determined by the Chairman of the Compensation and Governance Committee. After eliminating for these effects, target Adjusted EBITDA for 2013 was $175 million, which was above the upper end of the Adjusted EBITDA guidance range that management communicated to investors. Adjusted EBITDA was used because it is a key metric used by management and the Board to assess our operating performance. Upon attaining 2013 Adjusted EBITDA of at least $160 million, an award pool is created from which each participant in the performance-based cash incentive plan is eligible to receive a payout. The actual amount of the payout is determined by reference to actual 2013 Adjusted EBITDA as well as achievement of the following business unit and personal performance objectives designed to coincide with the achievement of our overall short-term operational and performance goals:

•	development of a strategic plan to achieve EBITDA growth;

•	achievement of business unit performance goals;

•	completion of plants in Sparta, Wisconsin and Rochelle, Illinois;

•	delivering budgeted savings under U.S. Silica’s cost improvement program;

•	development of robust investor relations processes and investor relationships;

•	improvement in financial reporting and operating processes;

•	improvement in customer service processes and systems;

•	expansion of the oil and gas transload network;

•	hiring key personnel;

•	developing and enhancing relationships with key customers; and

•	meeting environmental, health and safety performance goals.

In order for executives to receive the maximum payout under the 2013 annual incentive program, U.S. Silica would need to achieve Adjusted EBITDA equal to 120% of targeted Adjusted EBITDA and executives would have to significantly exceed expectations on the business unit and individual objectives.

At the Compensation and Governance Committee meeting in February 2014, the determination of the 2013 performance-based cash incentive award payouts to the named executive officers took into account the following material factors:

•

For the year ended December 31, 2013, we achieved Adjusted EBITDA of $160.7 million missing target Adjusted EBITDA performance by $14.3 million, or 8.1%. The 2013 Adjusted EBITDA achieved equated to a payout of 52.7% of each named executive officer’s target award before taking into account business unit and personal performance. For a calculation of 2013 Adjusted EBITDA, see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations–How We Evaluate Our Business in U.S. Silica’s 2013 Form 10-K.

•	The Chief Executive Officer presented to the Committee his proposed performance-based cash incentive payouts for the other named executive officers.

•	The Committee reviewed the benchmarking data discussed above in Benchmarking.

•	The Committee considered and agreed with the individual performance assessments that the Chief Executive Officer presented to the Committee for each other named executive officer as well as the Chief Executive Officer’s self-assessment. The Committee members also discussed their own assessment of each named executive officer’s performance including the Chief Executive Officer assessment managed by the Chairman of the Board.

•	The Committee discussed the relative compensation and organizational roles and responsibilities of the named executive officers.

•	The Committee considered the following business unit and personal performance achievements:

•	executed on an updated strategic plan to drive EBITDA growth;

•	achieved full operation of the Sparta, Wisconsin and Rochelle, Illinois plants;

•	realized savings under the cost improvement program that exceeded budget;

•	strengthened relationships with key customers by initiating regular meetings with senior executives at the major oil and gas services companies and U.S. Silica’s top customers;

•	enhanced financial reporting and analysis and the monthly and quarterly financial close process, including shortening the SEC reporting cycle;

•	ensured a successful initial audit of U.S. Silica’s internal control over financial reporting in which no material weaknesses were identified;

•	improved the earnings process and created deeper relationships with analysts and investors including through successful roadshows and investor conferences;

•	improved customer service by hiring a director of customer service, centralizing the customer service function and implementing 24/7 customer service;

•	ensured top talent is in place by hiring a new Chief Administrative Officer and Chief Information Officer, developing an oil and gas team by adding sales and strategy personnel and enhancing the operations team;

•	increased the transload network to 32 transload facilities, negotiated access to additional sites through an agreement with Wildcat Minerals LLC and timely constructed the San Antonio transload facility, which became fully operational in May 2013;

•	improved safety metrics tracked by U.S. Silica and reduced greenhouse gas emissions by approximately 5% year over year; and

•	realized 2013 oil and gas business volume targets and year over year growth in revenue and contribution margins although the oil and gas business fell short of 2013 revenue and contribution margin targets.

The Committee determined that the performance-based cash incentive award payouts it approved for the named executive officers were reasonable after reviewing the foregoing material factors. The Committee considered that the resulting total direct compensation for each named executive officer was reasonable in relation to the market data discussed above in Benchmarking, taking into consideration company performance during 2013.

The named executive officers received payouts equal to a percentage of the target award as set forth below:

Name	Payout ($)	Payout as % of Target Award
Bryan A. Shinn	321,141	64.2
Donald A. Merril	68,250	44.0
Jason L. Tedrow	55,575	52.6
Don D. Weinheimer	55,575	36.9
Michael L. Winkler	97,500	72.2

The performance-based cash incentive awards for 2013 approved by the Committee are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table below.

Long-Term Incentive Program

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. During 2013, the Committee worked with Exequity to develop a long-term incentive program for certain of the company’s employees, including the named executive officers. Under the program, each of our named executive officers has been provided equity grants consisting of the following performance-based component and retention-oriented, time-vested component:

•	65% of the total grant value in the form of performance share units that are tied to U.S. Silica’s Adjusted EBITDA, and

•	35% of the total grant value in the form of restricted stock units that vest ratably over three years.

The ultimate number of performance share units to be earned by the named executive officers will be based on U.S. Silica’s cumulative Adjusted EBITDA over the period from July 1, 2013 through December 31, 2015. The performance share units vest at the end of the performance period and will be paid out in shares of U.S. Silica common stock. Performance goals have been established as follows:

Performance Goal	Performance Share Units Earned
Threshold	50%
Target	100%
Maximum	200%

No performance share units will be earned if the threshold goal is not met. To the extent that actual cumulative Adjusted EBITDA for the performance period is between goals the number of performance share units to become vested will be determined on a pro rata basis using straight line interpolation.

For purposes of determining the number of performance share units earned, Adjusted EBITDA will be calculated as U.S. Silica’s consolidated earnings before interest, taxes, depreciation and amortization, as audited, and will exclude or will be adjusted to take into consideration the following: (i) restructurings, discontinued operations, extraordinary items or events (including acquisitions and divestitures), and other unusual or non-recurring charges (including expenses incurred with acquisitions and divestitures), (ii) an event either not directly related to the operations of U.S. Silica or not within the reasonable control of U.S. Silica’s management, (iii) losses incurred as a result of any goodwill impairment, or (iv) a change in tax law or accounting standards required by U.S. generally accepted accounting principles.

Since the components of cumulative Adjusted EBITDA for the performance period contain highly sensitive data, we do not disclose specific threshold, target and maximum goals because we believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance. Our performance share unit cumulative Adjusted EBITDA goals are intended to be realistic and reasonable, but challenging, in order to drive performance. The goals are expected to be consistent with the annual Adjusted EBITDA forecasts that we will provide to investors publicly during the performance period. Adjusted EBITDA derived from mergers and acquisitions activity during the performance period may be used in determining achievement of the goals but the Compensation and Governance Committee has the discretion to exclude such Adjusted EBITDA.

We believe our long-term incentive program aligns the interests of our named executive officers with our shareholders, provides our named executive officers with incentives linked to long-term performance and creates an ownership culture. In addition, the vesting feature of our long-term incentive program contributes to executive retention because this feature provides an incentive to our named executive officers to remain in our employ during the vesting period.

In determining individual target award opportunities under the long-term incentive program, the Board of Directors and the Compensation and Governance Committee exercised its judgment and discretion, in consultation with our Chief Executive Officer and the Committee’s compensation consultant, and considered, among other things, the role and responsibility of the named executive officer, competitive factors including a review of market data as discussed in Benchmarking, the amount of stock-based equity compensation already held by the named executive officer, and the cash-based compensation received by the named executive officer to determine the long-term incentive program opportunity that was approved.

In addition, Mr. Tedrow was granted restricted stock on February 28, 2013 with a grant date fair value equal to approximately one times his base salary and vesting ratably over a four year period beginning May 6, 2013. This grant was approved by the Board to reward Mr. Tedrow for his performance in 2012 and to provide additional incentive for Mr. Tedrow to remain with U.S. Silica.

The restricted stock, restricted stock unit and performance share unit awards approved by the Board of Directors and the Committee in 2013 are reflected in the Grants of Plan-Based Awards Table below.

Additional Executive Benefits and Perquisites

We provide our executive officers with executive benefits and perquisites that the board of directors believes are reasonable and in the best interests of the company and its shareholders. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including retirement plans, health and welfare benefits and life insurance and long-term disability insurance described below. The Compensation and Governance Committee, in its discretion, may revise, amend or add to an officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies. We have no current plans to change the levels of benefits provided thereunder.

Retirement Plan Benefits. We sponsor a 401(k) plan covering substantially all eligible employees. Employee contributions to the 401(k) plan are voluntary. We contribute an amount equal to 25% of a covered employee’s eligible contribution up to 8% of a participant’s salary. We also contribute from 0% to 75% of a covered employee’s eligible contribution up to 8%, if applicable, based on our profits from the previous fiscal year as an incentive to encourage our employees to participate in the 401(k) plan. The contributions based on our profits are paid during the Spring of the following fiscal year. In the case of both the matching program and the profit sharing program, our contributions vest over a period of five years. Finally, we also provide a 4% defined contribution of monthly basic income into a participant’s 401(k) account if that participant does not participate in our defined pension plan. These contributions vest each year. Contributions by participants are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service.

None of our named executive officers participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us. Either our Board or our Compensation and Governance Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Health and Welfare Benefits. We offer health, dental and vision coverage for all employees, including our named executive officers, and pay a portion of the premiums for our named executive officers on the same basis as for our other salaried employees.

Life Insurance and Long-Term Disability Insurance. As of December 31, 2013, we offer life insurance up to five times each employee’s annual salary up to a maximum of $600,000. We offer long-term disability insurance equal to 66.67% of an employee’s annual salary, up to a maximum of $10,000 per month. We pay life insurance premiums on behalf of our named executive officers and all other salaried employees equal to one times annual salary. Additional amounts up to the maximum amount are paid by the employee. We pay the premium for long term disability for 60% of salary (up to the $10,000 per month maximum) for all employees, including our named executive officers. The premium for the additional 6.67% is paid for by the employee.

Deferred Compensation. None of our named executive officers participate in or have account balances in our unfunded, deferred compensation plan.

Perquisites. Executive perquisites are discussed in the footnotes to the Summary Compensation Table. We believe that the executive perquisites we provide are consistent in form and amount to those offered to executives of our peers listed in Benchmarking. We do not provide tax gross-up on perquisites that are provided to our executive officers, other than tax gross-ups on relocation benefits. We provide tax gross-up to all employees who receive relocation benefits, which is a prevalent market practice.

Employment and Other Agreements

Bryan A. Shinn

In March 2012, we entered into an employment agreement with Mr. Shinn, our President and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Shinn was entitled to an annual base salary of $400,000, which was adjusted by the Board of Directors in 2013 to $500,000 as discussed above. Mr. Shinn is also eligible to earn a short-term, performance-based cash incentive payment for each year under the annual bonus incentive program in which our other executive officers participate. His target annual incentive has been established by the Board of Directors at 100% of his annual base salary.

Mr. Shinn is also entitled to receive benefits in accordance with the health and welfare plans we provide to other members of our senior management. Mr. Shinn is also entitled to up to 25 days of paid time off and reimbursement for all reasonable business expenses that he incurs in the course of performing his duties and responsibilities which are consistent with our policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to our requirements with respect to reporting and documentation of such expenses.

Mr. Shinn’s employment continues until the earlier of his resignation (with or without good reason), death or disability or termination by us (with or without cause). If we terminate Mr. Shinn’s employment without cause or Mr. Shinn resigns for good reason, Mr. Shinn is entitled to receive severance equal to his annual base salary payable in regular installments from the date of termination through the later of (i) the twelve-month anniversary of this agreement and (ii) the twelve-month anniversary of the date of termination if Mr. Shinn has executed and delivered a general release of any and all claims arising out of or related to his employment with us and the termination of his employment. Mr. Shinn is also entitled to receive reimbursement of the then-prevailing monthly premium for COBRA healthcare coverage if he so elects.

Mr. Shinn has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by him while he is employed by us which relates to our business is our property. During the term of Mr. Shinn’s employment with us and during the twelve-month period immediately thereafter, Mr. Shinn has agreed not to (i) participate (whether as an officer, director, employee or otherwise) in any businesses that compete with us, (ii) solicit or hire any of our employees and (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, distributor or other business relation of ours to cease doing business with us or in any way interfere with our relationship with such person or entity. During any period in which Mr. Shinn has breached the above restrictions, we have no obligation to pay Mr. Shinn any severance described above.

Other Named Executive Officers

None of our other named executive officers have an employment or change in control agreement. All other named executive officers are eligible for severance benefits under the same severance plan as our other salaried employees as described below.

Executive Compensation Policies

Stock Ownership Guidelines

To more closely align the interests of our executive officers, including our named executive officers, with our shareholders, in February 2014, the Committee adopted stock ownership guidelines to require our executive officers to acquire and hold U.S. Silica common stock with a value equal to the following multiples of base salary:

Chief Executive Officer	4x base salary
Chief Financial Officer	2x base salary
Chief Operating Officer	2x base salary
Other executive officers	1.5x base salary

Equity that counts towards meeting the stock ownership requirements includes shares owned directly and indirectly and time-vested restricted stock and restricted stock units. Unexercised stock options and unearned performance share units are not counted toward meeting the requirements. Executive officers are required to achieve their stock ownership requirement within five years of becoming subject to the guidelines. The Committee, in its sole discretion, may require an executive officer to retain up to 100% of the shares acquired upon stock option exercises (after payment of the exercise cost and taxes) or issued upon the vesting of restricted stock, restricted stock units or performance share units (after the payment of taxes) if such officer has failed to meet the stock ownership requirement by the five year deadline.

The table below shows the value of U.S. Silica common stock held by each of our named executive officers as compared to the stock ownership requirement such officer must meet by February 2019 based on such officer’s base salary as of December 31, 2013. The value of each named executive officer’s stock holdings was based on the average closing price of a share of U.S. Silica’s common stock over the ninety trading days ending December 31, 2013, which was $30.37.

Name	Value of Stock Holdings ($)	Stock Ownership Requirement by February 2019 ($)
Bryan A. Shinn	1,454,905	2,000,000
Donald A. Merril	104,412	690,000
Jason L. Tedrow	998,626	352,500
Don D. Weinheimer	134,266	502,500
Michael L. Winkler	762,955	540,000

Hedging and Pledging Policy

Under our Insider Trading Policy, employees including named executive officers are prohibited from selling securities of U.S. Silica “short” and from transacting in publicly-traded options, warrants, puts and calls or similar instruments on U.S. Silica’s securities. Employees, including our named executive officers, also are prohibited from holding U.S. Silica stock in a margin account or pledging U.S. Silica stock as collateral for a loan without obtaining approval from the General Counsel or Chief Compliance Officer. An exception to the prohibition against pledging may be granted when the employee clearly demonstrates the financial capacity to repay the loan without resort to any pledged securities. None of our named executive officers have pledged U.S. Silica stock.

Claw Back Policy

To further deter excessive risk taking, the Compensation and Governance Committee adopted a claw back policy in February 2014 that applies to all executive officers’ annual cash-based performance awards beginning with the 2013 award paid in 2014 and all long-term performance-based awards beginning with those granted in 2014. If any of U.S. Silica’s financial results are materially restated and an executive officer is determined to have been knowingly engaged in misconduct or grossly negligent in failing to prevent misconduct directly related to such restatement, the Committee may seek recoupment from such officer of the portion of any performance-based compensation that was greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results. The determination as to whether the criteria for a claw back has been met will be made by the Compensation and Governance Committee.

Tax and Accounting Policies

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the deductibility of compensation paid to our named executive officers to $1.0 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) until the earlier of (1) the expiration of the plan or agreement, (2) a material modification of the plan or agreement, (3) the issuance of all employer stock and other compensation that has been allocated under the plan, or (4) the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering, the transition date. After the transition date, rights or awards granted under the plan, other than options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

Our compensation program is intended to maximize the deductibility of the compensation paid to our named executive officer to the extent that we determine it is in our best interests. Consequently, we may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans.

Our compensation and benefit plans and arrangements are intended to comply and are administered in a manner that is intended to comply with Internal Revenue Code Section 409A.

Many other Internal Revenue Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed.

2013 Summary Compensation Table

The following table presents information concerning the total compensation for the last three years of (1) individuals who served as our principal executive officer or principal financial officer during 2013 and (2) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2013 (the “named executive officers”). No disclosure is provided for 2011 or 2012 for those persons who were not named executive officers in 2011 or 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(7)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(8)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(9)	Total ($)
Bryan A. Shinn(1) President and Chief Executive Officer	2013 2012	475,000 383,333	— —	1,029,496 296,020	— —	321,141 300,000	— —	27,350 27,458	1,852,987 1,006,812
Donald A. Merril(2) Vice President and Chief Financial Officer	2013 2012	345,000 86,250	135,000 135,000	432,387 —	— 583,327	68,250 39,000	— —	66,112 7,288	1,046,749 850,865
Jason L. Tedrow(3) Vice President of Supply Chain	2013	228,750	—	427,109	—	55,575	—	19,036	730,470
Don D. Weinheimer(4) Vice President and General Manager, Oil and Gas	2013 2012	333,750 140,038	150,000 150,000	277,986 —	— 705,671	55,575 148,500	— —	13,003 6,016	830,314 1,150,225
Michael L. Winkler(5) Vice President and Chief Operating Officer	2013 2012 2011	267,500 252,500 127,237	— — —	257,385 186,960 —	— — 500,475	97,500 117,000 130,000	— — —	68,548 157,221 12,688	690,933 713,681 770,400

(1)	Mr. Shinn became Chief Executive Officer on January 10, 2012 and became a named executive officer for the first time in 2012.
(2)	Mr. Merril joined us in October 2012.
(3)	Mr. Tedrow is a named executive officer for the first time in 2013.
(4)	Mr. Weinheimer joined us in July 2012.
(5)	Mr. Winkler joined us in June 2011.
(6)	For Messrs. Merril and Weinheimer, reflects bonuses received upon commencement of employment in 2012 and upon completing one year of employment in 2013.
(7)	For 2013, this column reflects the aggregate grant date fair value of stock awards granted in 2013 in accordance with FASB ASC Topic 718 and as reported in Note N to the audited financial statements contained in U.S. Silica’s Annual Report on Form 10-K, but assuming no forfeitures. For each named executive officer the amount reflected in the Stock Awards column represents a combination of restricted stock units and performance share units granted on May 17, 2013.

Name	Restricted Stock Units ($)	Performance Share Units ($)	Total ($)
B. Shinn	360,326	669,170	1,029,496
D. Merril	151,341	281,046	432,387
J. Tedrow	63,433	117,776	181,209
D. Weinheimer	97,306	180,680	277,986
M. Winkler	90,087	167,298	257,385

The restricted stock units vest ratably over a three year period beginning March 14, 2014.

The amounts disclosed for the performance share units reflect target performance, which is the probable outcome of the performance objectives as of the grant date. The performance share units are paid out only if U.S. Silica meets performance objectives established by the Compensation and Governance Committee at the beginning of the performance period. Actual payouts will range from 0% to 200% of the amounts shown in the table above. For more information on the performance objectives for these performance share units see the 2013 Long-Term Incentive Program section in Material Elements of Compensation above.

In addition, Mr. Tedrow was granted restricted stock on February 28, 2013 with a grant date fair value of $245,900. The restricted stock vests ratably over a four year period beginning May 6, 2013.

(8)	For 2013, represents the performance-based cash incentive awards approved by the Compensation and Governance Committee for the 2013 performance year. The performance criteria for these awards are discussed in more detail below.
(9)	For 2013, represents our employer contributions under its 401(k) plan, perquisites, amounts reimbursed for the payment of taxes and cash dividends on equity awards. A breakdown of the amounts follows:

Name	Company Contributions to 401(k) Plan ($)	Perquisites ($)(a)	Tax Gross-Up ($)(b)	Cash Dividends ($)	Total ($)
B. Shinn	24,975	—		2,375	27,350
D. Merril	10,200	47,805	8,107	—	66,112
J. Tedrow	17,786	—	—	1,250	19,036
D. Weinheimer	13,003	—	—	—	13,003
M. Winkler	17,195	34,444	15,409	1,500	68,548

(a)	For Mr. Merril represents reimbursement of living and commuting expenses prior to his relocation to Frederick, Maryland ($27,271) and reimbursement of relocation expenses. For Mr. Winkler represents reimbursement of relocation expenses. Actual cost was the incremental cost to us of these perquisites. The total value of perquisites received by each of the other named executive officers was less than $10,000 in 2013.
(b)	Represents tax gross-up on reimbursement of relocation expenses.

Grants of Plan-Based Awards

As described in Compensation Discussion and Analysis, U.S. Silica granted cash-based and equity awards to the named executive officers under U.S. Silica’s annual and long-term incentive plans. The following table sets forth the range of future payouts pursuant to awards granted in 2013.

2013 Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
B. Shinn	3/26/13 5/17/13 5/17/13	250,000 — —	500,000 — —	1,000,000 — —	— 15,202 —	— 30,403 —	— 60,806 —	— — 16,371	— — —	— — —	— 669,170 360,326

D. Merril	3/26/13 5/17/13 5/17/13	77,625 — —	155,250 — —	310,500 — —	— 6,385 —	— 12,769 —	— 25,538 —	— — 6,876	— — —	— — —	— 281,046 151,341

J. Tedrow	2/28/13 3/26/13 5/17/13 5/17/13	— 52,875 — —	— 105,750 — —	— 211,500 — —	— — 2,676 —	— — 5,351 —	— — 10,702 —	10,000 — — 2,882	— — — —	— — — —	245,900 — 117,776 63,433

D. Weinheimer	3/26/13 5/17/13 5/17/13	75,375 — —	150,750 — —	301,500 — —	— 4,105 —	— 8,209 —	— 16,418 —	— — 4,421	— — —	— — —	— 180,680 97,306

M. Winkler	3/26/13 5/17/13 5/17/13	67,500 — —	135,000 — —	270,000 — —	— 3,801 —	— 7,601 —	— 15,202 —	— — 4,093	— — —	— — —	— 167,298 90,087

(1)	For more information on the factors considered in determining the actual amount of the performance-based cash incentive payouts see Material Elements of Compensation in Compensation Discussion and Analysis above. Actual award payments are reported in the Non-Equity Incentive Plan Compensation column of the 2013 Summary Compensation Table.
(2)	Represents number of shares of common stock that may be paid out under performance share units following completion of the performance period from July 1, 2013 through December 31, 2015. The performance share unit performance measures are described in Material Elements of Compensation in Compensation Discussion and Analysis above.
(3)	For the February 28, 2013 grant, represents service-based restricted stock that vests ratably over a four year period beginning May 6, 2013 and is valued at fair market value on February 28, 2013 ($24.59 closing stock price). For the May 17, 2013 grants, represents (a) target performance for the performance share units, which is the probable outcome of the performance objectives as of the grant date and (b) service-based restricted stock units that vest ratably over a three year period beginning March 14, 2014 and are valued at fair market value on May 16, 2013 ($22.01 closing stock price). The aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 is also reported in the Stock Awards column of the 2013 Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The market values in the table below are based on the closing price of our common stock on December 31, 2013 of $34.11 per share.

	Outstanding Equity Awards at December 31, 2013
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: # Exercisable	Number of Securities Underlying Unexercised Options: # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market Value of Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
B. Shinn
Options	—	—	—	—	—
RSA/RSU(2)						30,621	1,044,482
PSU								30,403	1,037,046
D. Merril
Options(3)	2,838	75,000	—	13.17	10/15/2022
RSA/RSU(4)						6,876	234,540
PSU								12,769	435,551
J. Tedrow
Options(5)	— 2,838	19,057 19,413	— —	17.05 24.00	2/6/2022 2/6/2022
RSA/RSU(6)						17,882	609,955
PSU								5,351	182,523
D. Weinheimer
Options(7)	17,500	112,500	—	10.57	8/15/2022
RSA/RSU(4)						4,421	150,800
PSU								8,209	280,009
M. Winkler
Options(8)	25,409 38,826	25,409 38,826	— —	10.33 16.90	7/12/2021 7/12/2021
RSA/RSU(9)						13,093	446,602
PSU								7,601	259,270

(1)	Represents the target awards of performance share units (each unit to be paid in a share of common stock) that were made for the performance period from July 1, 2013 through December 31, 2015 pursuant to U.S. Silica’s long-term incentive program. The performance share units are paid out only if U.S. Silica meets performance objectives established by the Compensation and Governance Committee at the beginning of the performance period. For more information on applicable performance measures, see Material Elements of Compensation in Compensation Discussion and Analysis. See Potential Post-Employment Payments for a description of the treatment of performance share units in the event that employment is terminated.
(2)	Represents unvested portion of 19,000 shares of service-based restricted stock that were granted on November 6, 2012 and vest ratably over four years beginning May 6, 2013 and 16,371 service-based restricted stock units that were granted on May 17, 2013 and vest ratably over a three year period beginning March 14, 2014.
(3)	Option was granted on October 15, 2012. One-quarter of the total number of shares subject to the option vest annually beginning on the first anniversary, October 15, 2013, and continuing through the fourth anniversary, October 15, 2016, subject to Mr. Merril’s continued service to us on each such vesting date.
(4)	Service-based restricted stock units were granted on May 17, 2013 and vest ratably over a three year period beginning March 14, 2014.
(5)	Option was granted on February 6, 2012. One-quarter of the total number of shares subject to the option vest annually beginning on the first anniversary, February 6, 2013, and continuing through the fourth anniversary, February 6, 2016, subject to Mr. Tedrow’s continued service to us on each such vesting date.

(6)	Represents unvested portion of 10,000 shares of service-based restricted stock that were granted on November 6, 2012 and vest ratably over four years beginning May 6, 2013, 10,000 shares of service-based restricted stock that were granted on February 28, 2013 and vest ratably over four years beginning May 6, 2013 and 2,882 service-based restricted stock units that were granted on May 17, 2013 and vest ratably over a three year period beginning March 14, 2014.
(7)	Option was granted on August 15, 2012. One-quarter of the total number of shares subject to the option vest annually beginning on the first anniversary, August 15, 2013, and continuing through the fourth anniversary, August 15, 2016, subject to Mr. Weinheimer’s continued service to us on each such vesting date.
(8)	Option was granted on July 12, 2011. One-quarter of the total number of shares subject to the option vest annually beginning on the first anniversary, July 12, 2012, and continuing through the fourth anniversary, July 12, 2015, subject to Mr. Winkler’s continued service to us on each such vesting date.
(9)	Represents unvested portion of 12,000 shares of service-based restricted stock that were granted on November 6, 2012 and vest ratably over four years beginning May 6, 2013 and 4,093 service-based restricted stock units that were granted on May 17, 2013 and vest ratably over a three year period beginning March 14, 2014.

Option Exercises and Stock Vested

The following table provides information regarding amounts realized by each named executive officer due to the vesting or exercise of equity compensation during the year. All values are based on the closing price of our common stock on the exercise or vesting date.

	Option Exercises and Stock Vested in 2013
	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
B. Shinn	—		—	4,750	103,598
D. Merril	9,662	(2)	193,530	—	—
J. Tedrow	9,985	(3)	87,646	5,000	109,050
D. Weinheimer	20,000	(4)	255,000	—	—
M. Winkler	—		—	3,000	65,430

(1)	Represents shares of restricted stock that vested on May 6, 2013 (the shares were valued at $21.81 per share). Messrs. Shinn and Winkler still hold the vested shares.
(2)	Represents stock options that were exercised on November 12, 2013. The value realized is equal to the closing stock price on the day of exercise ($33.20) less the option exercise price ($13.17) multiplied by the number of shares acquired. Stock options that were transferred to Mr. Merril’s former spouse and exercised by her are not reflected in the table.
(3)	Represents stock options to purchase 6,352 shares that were exercised on September 10, 2013 and to purchase 3,633 shares that were exercised on November 27, 2013. The value realized is equal to the closing stock price on the day of exercise ($24.98 on September 10, 2013 and $34.26 on November 27, 2013) less the option exercise price ($17.05 for the September 10, 2013 exercise and $24.00 for the November 27, 2013 exercise) multiplied by the number of shares acquired.
(4)	Represents stock options that were exercised on August 28, 2013. The value realized is equal to the closing stock price on the day of exercise ($23.32) less the option exercise price ($10.57) multiplied by the number of shares acquired.

Retirement Plans

We sponsor a 401(k) plan covering substantially all eligible employees. Employee contributions to the 401(k) plan are voluntary. We contribute an amount equal to 25% of a covered employee’s eligible contribution up to 8% of a participant’s salary. We also contribute from 0% to 75% of a covered employee’s eligible contribution up to 8%, if applicable, based on our profits from the previous fiscal year as an incentive to encourage our employees to participate in the 401(k) plan. The contributions based on our profits are paid during the Spring of the following fiscal year. In the case of both the matching program and the profit sharing program, our contributions vest over a period of five years. Finally, we also provide a 4% defined contribution of monthly basic income into a participant’s 401(k) account if that participant does not participate in our defined pension plan. These contributions vest each year. Contributions by participants are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service.

None of our named executive officers participate in or have accounts balances in any qualified or nonqualified defined benefit plans sponsored by us.

Deferred Compensation

None of our named executive officers participate in or have account balances in our unfunded, deferred compensation plan.

Potential Payments Upon Employment Termination or Change in Control

Benefit Plan Provisions Related to Employment Termination or Change in Control

Severance Plan

Mr. Shinn’s severance amount is calculated pursuant to the terms of his employment agreement as disclosed in Employment and Other Agreements.

Messrs. Merril, Tedrow, Weinheimer and Winkler are subject to our severance policy for salaried employees. Such named executive officers are entitled to the same payments and benefits as all other salaried employees. Pursuant to this policy, salaried employees who are terminated due to (1) force reductions caused by lack of business or (2) job eliminations caused by downsizing or restructuring are entitled to severance pay conditioned upon signing a standard release agreement. Severance pay consists of one week of pay based on such named executive officer’s base salary as in effect immediately prior to the termination of his employment if the named executive officer’s has been employed by U.S. Silica between six months and two years. There is no severance for employees with less than six months of service. After two years of service, the named executive officer will receive two weeks of pay for each complete year of service up to a maximum of 52 weeks. There is no proration of severance pay for partial years of employment.

2011 Incentive Compensation Plan

Stock Options. In the event of voluntary termination or involuntary termination without cause, unvested options would be forfeited and vested options are exercisable until the earlier of (1) 90 days following termination and (2) the expiration of the stated term of the options. In the event of involuntary termination for cause, all vested and unvested options would terminate and expire automatically. In the event of death or disability, unvested options would vest to the same extent as if the participant had been employed by us on the first vesting date to occur after such death or disability. All vested options will remain exercisable until the earlier of (1) one year from the date of death or disability and (2) the expiration of the stated term of the options. In the event of a change in control where the consideration paid is all cash, vesting would accelerate and unvested options would become exercisable. Any options that are not exercised as of the occurrence of a change in control will terminate following the change in control.

Service-Based Restricted Stock. Subject to the Compensation and Governance Committee’s discretion to accelerate vesting, all unvested shares of restricted stock will be forfeited upon a participant’s termination for any reason. Unless vesting is accelerated by the Committee, in the event of a change in control, unvested restricted stock will not vest and, at the Committee’s discretion, either will be (1) continued or assumed or (2) purchased for an amount of cash equal to the highest price paid for shares of our common stock in the change in control transaction.

Service-Based Restricted Stock Units. Subject to the Compensation and Governance Committee’s discretion to accelerate vesting, all unvested restricted stock units will be forfeited upon a participant’s voluntary termination or termination for cause. In the event of a participant’s termination as a result of death or disability, by U.S. Silica without cause or due to the participant’s retirement, the unvested restricted stock units that would have vested on the next vesting date will vest on a pro rata basis. In the event of a participant’s termination as a result of death or disability, by U.S. Silica without cause or as a result of the participant’s retirement at any time upon or following a change in control, all unvested restricted stock units shall become fully vested.

Performance Share Units. Subject to the Compensation and Governance Committee’s discretion to accelerate vesting, all performance share units will be forfeited upon a participant’s voluntary termination or termination for cause. In the event of a participant’s termination as a result of death or disability, by U.S. Silica without cause or due to the participant’s retirement, the performance shares units will remain outstanding until the Compensation and Governance Committee certifies the level of performance for the performance period and the performance share units will become vested based on actual performance on a pro rata basis. In the event of a participant’s termination as a result of death or disability, by U.S. Silica without cause or as a result of the participant’s retirement at any time upon or following a change in control, all performance share units shall become vested based on the target level of performance.

Under our 2011 Incentive Compensation Plan, a change in control is deemed to have occurred upon:

•	a change in the composition of the Board from the beginning of any period of two consecutive years such that the existing Board or persons who were approved by two-thirds of directors or their successors on the existing Board no longer constitute a majority at the end of such period;

•	the acquisition by a person of 50% or more of our voting securities;

•	the completion of certain mergers, consolidations, share exchanges or similar transactions involving us;

•	the completion of the sale of all or substantially all of our assets; or

•	our liquidation or dissolution.

The information below describes and quantifies certain compensation that would become payable to our named executive officers if, as of December 31, 2013, their employment with us had been terminated or there had been a change in control in U.S. Silica. None of our named executive officers was eligible for retirement as of December 31, 2013. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

	Potential Payments Upon Employment Termination or Change in Control
Name	Cash Severance ($)(1)	Acceleration of Equity Awards ($)(2)	Benefits and Perquisites ($)(3)
B. Shinn
Voluntary/Involuntary with cause	—	—	—
Involuntary without cause	500,000	1,178,191	16,414
Change in Control	—	—	—
Change in Control with qualifying termination	500,000	1,595,461	16,414
Death	—	1,178,191	—
Disability	—	1,178,191	—

D. Merril
Voluntary/Involuntary with cause	—	—	—
Involuntary without cause	6,635	247,416	—
Change in Control	—	785,250	—
Change in Control with qualifying termination	6,635	1,120,295	—
Death	—	509,166	—
Disability	—	509,166	—

J. Tedrow
Voluntary/Involuntary with cause	—	—	—
Involuntary without cause	18,848	207,379	—
Change in Control	—	521,378	—
Change in Control with qualifying termination	18,848	802,205	—
Death	—	381,166	—
Disability	—	381,166	—

D. Weinheimer
Voluntary/Involuntary with cause	—	—	—
Involuntary without cause	6,731	318,134	—
Change in Control	—	2,648,250	—
Change in Control with qualifying termination	6,731	3,079,059	—
Death	—	1,200,884	—
Disability	—	1,200,884	—

M. Winkler
Voluntary/Involuntary with cause	—	—	—
Involuntary without cause	25,000	294,550	—
Change in Control	—	1,272,421	—
Change in Control with qualifying termination	25,000	1,671,304	—
Death	—	930,772	—
Disability	—	930,772	—

(1)	Reflects cash payout of eligible pay calculated pursuant to the named executive officer’s severance arrangement described above, assuming execution of a standard release agreement.

(2)	Reflects the value of equity awards owned by the named executive officer where vesting is accelerated by the triggering event as described above in Benefit Plan Provisions Related to Employment Termination or Change in Control – 2011 Incentive Compensation Plan. For stock options, this represents the in-the-money value as of December 31, 2013. For stock awards, this represents the fair market value of shares using $34.11 (closing price per share of U.S. Silica common stock on December 31, 2013). For performance share units, payout at target at the end of the performance period is assumed. Assumes the Compensation and Governance Committee has not otherwise accelerated vesting.
(3)	Represents reimbursement of current monthly COBRA premium for 12 months.

Director Compensation

We did not pay Mr. Shinn, who also is our Chief Executive Officer, for his service as a director. In addition, Messrs. Amara and Ashe, who are managing directors of Golden Gate Capital, and Mr. Slobodow, who was one of the directors designated by Golden Gate Capital, did not receive any compensation from us for their service as directors during 2013. Mr. Avramovich, who joined the Board in March 2014, did not receive any compensation from us during 2013.

In the spring of 2013, the Compensation and Governance Committee, with the assistance of management and Exequity, benchmarked our independent directors’ mix of compensation and amount of each element of compensation to the outside director compensation reported in survey data and to the following peer companies:

AMCOL International Corporation	Global Geophysical Services, Inc.
Carbo Ceramics Inc.	Intrepid Potash, Inc.
Clayton Williams Energy, Inc.	Martin Marietta Materials, Inc.
Colfax Corporation	PDC Energy Inc.
Compass Minerals International, Inc.	Raven Industries, Inc.
Comstock Resources Inc.	Resolute Energy Corporation
Eagle Materials Inc.	United States Lime & Minerals, Inc.
GeoKinetics Inc.

Following this review, the Compensation and Governance Committee recommended to the Board, and the Board approved, the following compensation for Messrs. Bernard and Kacal:

•	$60,000 annual retainer, an additional $20,000 annual retainer for Mr. Kacal for serving as the audit committee chairman and an additional $10,000 annual retainer for each other committee on which the director served, each paid in quarterly installments,

•	a restricted stock unit award with a value of approximately $60,000 and an additional restricted stock unit award with a value of approximately $20,000 for Mr. Kacal for serving as the audit committee chairman, each of which vests 1 year following the date of grant, and

•	reasonable travel expenses to attend meetings.

J. Mike Stice received the same cash compensation as Messrs. Bernard and Kacal upon his appointment to the Board in October 2013, pro-rated to reflect the time he served on the Board in 2013. He also received a restricted stock unit award with a value of approximately $90,000, pro-rated to reflect the portion of the vesting period during which he served on the Board. The Board approved the larger restricted stock unit award following additional benchmarking undertaken in the fall of 2013 when the Board was searching for an additional independent director.

In March 2012, the Board approved an annual retainer of $120,000 for Mr. Shaver for his service as Chairman of the Board, Chairman of the Compensation and Governance Committee and a member of the Audit Committee, payable in arrears in quarterly installments. This retainer remained unchanged for 2013.

In December 2013, the Board approved an additional cash payment of $25,000 to Mr. Shaver for his service as Chairman of the Compensation and Governance Committee and a member of the Audit Committee based on the additional benchmarking conducted in the fall of 2013. The Board also approved an additional cash payment of $17,500 to each of Messrs. Bernard and Kacal to equalize their 2013 compensation with that being paid to Mr. Stice.

The following table sets forth a summary of the 2013 director compensation:

	Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Rajeev Amara(3)	—	—	—	—	—	—	—
Prescott Ashe(3)	—	—	—	—	—	—	—
Daniel Avramovich(4)	—	—	—	—	—	—	—
Peter Bernard	95,000	61,782	—	—	—	—	156,782
William Kacal	113,750	82,361	—	—	—	—	196,111
Charles Shaver	145,000	—	—	—	—	—	145,000
Brian Slobodow(3)	—	—	—	—	—	—	—
J. Mike Stice(5)	17,500	54,645	—	—	—	—	72,145

(1)	For 2013, this column reflects the aggregate grant date fair value of restricted stock unit awards granted in 2013 in accordance with FASB ASC Topic 718 and as reported in Note N of the audited financial statements contained in U.S. Silica’s 2013 Form 10-K, but assuming no forfeitures. The aggregate number of restricted stock units outstanding as of December 31, 2013 was as follows:

Bernard	2,807
Kacal	3,742
Stice	1,906

(2)	Messrs. Bernard and Kacal each had options to purchase 10,000 shares of our common stock as of December 31, 2013. These options were granted in 2012. Mr. Slobodow had options to purchase 174,223 shares of our common stock as of December 31, 2013. These options were granted in 2011 when Mr. Slobodow was one of our executive officers. Upon Mr. Slobodow’s resignation from our Board on January 2, 2014, the Board approved an agreement with Mr. Slobodow pursuant to which U.S. Silica agreed to permit Mr. Slobodow’s existing options to vest in accordance with his current vesting schedule in exchange for Mr. Slobodow’s agreement not to compete with U.S. Silica or solicit U.S. Silica’s employees for a two year period.
(3)	Messrs. Amara, Ashe and Slobodow resigned from the Board on January 2, 2014.
(4)	Mr. Avramovich joined the Board in March 2014.
(5)	Mr. Stice joined the Board in October 2013.

As disclosed in Stock Ownership, each of our non-employee directors owns equity in U.S. Silica. Under stock ownership guidelines adopted by the Compensation and Governance Committee in February 2014, each non-employee director is required to acquire and maintain holdings of U.S. Silica common stock, which includes restricted stock units, equal to at least 3 times the director’s annual director cash retainer within five years of becoming subject to the requirement.

REPORT OF COMPENSATION AND GOVERNANCE COMMITTEE

The Compensation and Governance Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis beginning on page 17 with management. Based on such review and discussions, the Compensation and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2014 annual meeting of shareholders.

Charles Shaver, Chairman

Peter Bernard

William J. Kacal

J. Michael Stice

COMPENSATION RISK ASSESSMENT

U.S. Silica has conducted a comprehensive analysis of the risk profile of our employee and executive compensation policies and programs, and determined that the risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on U.S. Silica. This comprehensive risk assessment was conducted by U.S. Silica management, with assistance from the Committee’s compensation consultant. Management’s risk assessment was presented to the Compensation and Governance Committee in March 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and beneficial owners of more than 10% of the shares of our common stock are required to file initial reports of ownership and reports of changes of ownership of our common stock with the Securities and Exchange Commission. Based upon a review of these filings and written representations from our directors, executive officers and beneficial owners of more than 10% of the shares of our common stock, all required filings were timely made, with the exception of one late Form 4 filing for each of Messrs. Amara and Ashe relating to a sale of common stock by GGC Holdings, which was due to administrative error.

PROPOSAL NO. 2: RATIFICATION OF GRANT THORNTON LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

Vote Required; Recommendation of the Board of Directors

Approval of the proposal to ratify Grant Thornton LLP as our independent registered public accounting firm for the year 2014 requires the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote, assuming a quorum is present. Abstentions will have the same effect as a vote against the proposal and broker non-votes will not have any effect on the results of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

General

Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm, Grant Thornton LLP is responsible for performing independent audits of our Consolidated Financial Statements and our internal control over financial reporting and issuing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles and on the effectiveness of our internal control over financial reporting. The Audit Committee monitors our financial reporting and internal control processes and reports to the Board on its findings.

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Grant Thornton LLP has been our independent auditors since 2004. A member of Grant Thornton LLP will be at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions. If the shareholders fail to ratify Grant Thornton LLP as the independent registered public accounting firm, the Audit Committee will reconsider its selection.

The following table presents fees billed for professional audit services and other services rendered to us by Grant Thornton LLP for the years ended December 31, 2013 and 2012.

	2013	2012
Audit Fees	$596,608	$445,945
Audit-Related Fees(1)	—	104,774
Tax Fees	—	—
All Other Fees	—	—

Total	$596,608	$550,720

(1)	For 2012, represents fees related to our initial public offering.

The Audit Committee has adopted a policy for pre-approving the services and associated fees of our independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to us by our independent registered public accounting firm, with certain exceptions described in the policy. In order to safeguard the independence of Grant Thornton LLP, for each engagement to perform a non-audit service, (a) management and Grant Thornton LLP affirm to the Audit Committee that the proposed non-audit service is not prohibited by applicable laws, rules or regulations; (b) management describes the reasons for hiring Grant Thornton LLP to perform the services; and (c) Grant Thornton LLP affirms to the Audit Committee that it is qualified to perform the services. The Audit Committee has delegated to its Chair its authority to pre-approve such services in limited circumstances, and any such pre-approvals are reported to the Audit Committee at its next regular meeting. All services provided by Grant Thornton LLP in 2013 and 2012 were audit or audit-related and are permissible under applicable laws, rules and regulations and were pre-approved by the Audit Committee in accordance with its procedures.

PROPOSAL NO. 3: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Executive Compensation Philosophy

The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business, (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives, and (3) to align the interests of the executive officers and our shareholders through short-and long-term incentive compensation programs. For our named executive officers, these short- and long-term incentives are designed to accomplish these objectives by providing a significant financial correlation between our financial results and their total compensation.

In 2013, a significant portion of the compensation of our Chief Executive Officer and other named executive officers consisted of cash and equity incentive compensation contingent upon the achievement of financial performance, as measured by Adjusted EBITDA, business unit and/or individual performance goals. Performance-based compensation aligns the interests of our Chief Executive Officer and other named executive officers with the interests of our shareholders because the amount of compensation ultimately received will vary with our company’s financial performance. Additionally, our equity compensation, in the form of performance share units and restricted stock units, derives its value from our equity value, which is likely to fluctuate based on our financial performance.

We believe that the 2013 compensation of U.S. Silica’s named executive officers was appropriate and aligned with U.S. Silica’s 2013 strategic objectives and performance. We encourage you to read the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 17, which describes in more detail U.S. Silica’s compensation philosophy and the policies and procedures that have been designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, beginning on page 30 of this Proxy Statement, which provide detailed information on the compensation of U.S. Silica’s named executive officers.

Vote Required; Recommendation of the Board of Directors

We are requesting shareholders to approve the following non-binding, advisory resolution at the 2014 annual meeting of shareholders:

RESOLVED, that the shareholders of U.S. Silica provide their advisory approval of the compensation of U.S. Silica’s named executive officers disclosed in the Compensation Discussion and Analysis, the compensation tables and related notes and narrative contained in the Proxy Statement for U.S. Silica’s 2014 Annual Meeting of Shareholders.

Approval of this advisory proposal requires the affirmative vote of a majority of the votes cast by holders of shares of U.S. Silica common stock present in person or by proxy at the meeting and entitled to vote, assuming a quorum is present. Abstentions will have the same effect as a vote against the proposal and broker non-votes will not have any effect on the results of the vote.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this Proxy Statement. This vote is advisory and therefore not binding on U.S. Silica or its Board of Directors. The Board of Directors, however, will review the outcome of this vote and will take it into account in making determinations concerning the compensation of our executive officers in the future.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

PROPOSAL NO. 4: ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Vote Required; Recommendation of the Board of Directors

We are requesting you to vote on how often U.S. Silica should conduct an advisory vote on the compensation of U.S. Silica’s named executive officers.

Please note that you have four choices for voting on this proposal, as indicated on the proxy card. You can choose whether the vote on the compensation of U.S. Silica’s named executive officers should be conducted every one (1) year, every two (2) years or every three (3) years. You may also abstain from voting on this proposal.

The frequency of the vote on the compensation of U.S. Silica’s named executive officers receiving the greatest number of votes cast (every 1, 2 or 3 years) will be considered the frequency recommended by shareholders. Although this vote is advisory and therefore not binding on U.S. Silica or its Board of Directors, the frequency considered to be recommended by shareholders will be considered by the Board of Directors with respect to future votes on executive compensation.

Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE VOTE ON THE COMPENSATION OF U.S. SILICA’S NAMED EXECUTIVE OFFICERS BE HELD EVERY ONE (1) YEAR. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED TO CONDUCT ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY ONE (1) YEAR.

After careful consideration, the Board of Directors believes that an advisory vote on executive compensation held every year is the most appropriate policy at this time. Although U.S. Silica’s executive compensation programs are designed to reward performance over multiple year performance periods and it may not be feasible to change the compensation program in consideration of any one year’s advisory vote on executive compensation, the Board of Directors recognizes that holding an annual advisory vote on executive compensation allows our shareholders to provide more immediate input on our compensation philosophy, policies and practices.

SUBMISSION OF SHAREHOLDER PROPOSALS

FOR NEXT YEAR

For inclusion in next year’s proxy statement: Any shareholder who desires to include a proposal in our proxy statement for the 2015 annual meeting must deliver it so that it is received by November 27, 2014. In addition, a shareholder must meet all requirements under the rules of the SEC necessary to have a proposal included in our proxy statement.

For presentation at the next annual meeting of shareholders: Under our bylaws, any shareholder who wants to propose a nominee for election as a director, or to present any other proposal, at the 2015 annual meeting must deliver the proposal so it is received no later than February 7, 2015 and no earlier than January 8, 2015. Under our bylaws, however, if the date of the 2015 annual meeting is changed so that it is more than 30 days earlier or later than May 8, 2015, any such proposals must be delivered by the later of (1) 10 days following the day on which we first publicly announce the date of the 2015 annual meeting or (2) the date that is 90 days prior to the 2015 annual meeting.

Any proposals must be sent, in writing, to the Corporate Secretary, U.S. Silica Holdings, Inc., 8490 Progress Drive, Suite 300, Frederick, Maryland 21701.

U.S. Silica Holdings, Inc.

c/o Broadridge

P. O. Box 1342

Brentwood, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

	☐	☐	☐
1. Election of Directors
Nominees

01 Daniel Avramovich	02 Peter Bernard	03 William J. Kacal	04 Charles Shaver	05 Bryan A. Shinn
06 J. Michael Stice

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2 Ratification of appointment of Grant Thornton LLP as Independent Registered Public Accounting Firm for 2014.		☐	☐	☐

3 Advisory vote to approve the compensation of our named executive officers, as disclosed in the proxy statement.		☐	☐	☐

The Board of Directors recommends you vote for 1 YEAR for the following proposal:	1 year	2 years	3 years	Abstain

4 Advisory vote on the frequency of the advisory vote to approve the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3, and 1 YEAR for item 4. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

0000200385_1    R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

U.S. SILICA HOLDINGS, INC.

Annual Meeting of Shareholders

May 8, 2014 9:00 AM Eastern

This proxy is solicited on behalf of the Board of Directors

The Shareholder(s) hereby appoint(s) Bryan A. Shinn and Christine C. Marshall, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of U.S. SILICA HOLDINGS, INC. that the Shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM Eastern on May 8, 2014, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed by the Shareholder(s). If no such directions are made, this proxy will be voted For the election of the Nominees listed on the reverse side for the Board of Directors, For Proposals 2 and 3, and for 1 Year for Proposal 4.

Address change:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000200385_2    R1.0.0.51160